2005 EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2005)

2005 EXECUTIVE DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

Page
INTRODUCTION	1

ARTICLE I DEFINITIONS		1

1.1 “Adjustment”	1
1.2 “Board”	1
1.3 “Code	1
1.4 “Committee”	1
1.5 “ Compensation”	1
1.6 “ Disabled” or “Disability” 1
1.7 “Discretionary Employer
Contribution”	2
1.8 “ Effective Date”	2
1.9 “Employee”	2
1.10 “Employer”	2
1.11 “Employer Matching Account” 2
1.12 “Individual Account” 2
1.13 “Participant”	2
1.14 “Plan”	2
1.15 “Plan Year”	2
1.16 “Salary Deferral Contributions” 2
1.17 “Stock Ownership and Savings
Plan”	2
1.18 “Subsidiary” or “Subsidiaries” 2
1.19 “Unforeseeable Emergency” 3

ARTICLE II ELIGIBILITY AND PARTICIPATION	3

ARTICLE III    CONTRIBUTIONS AND ALLOCATIONS                                   3
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3.1  Participant Salary Deferral
Contributions                                                                  3

3.2  Compensation Deferral Election                                            5

3.3  Employer Contributions                                                    5

3.4 Allocation of Contributions and
Adjustments                                                                    6

ARTICLE IV    INVESTMENT OF CONTRIBUTIONS                                            7
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4.1  Investment Options                                           7

4.2  Crediting of Adjustments                                     7

4.3  Notification to Participants                                 7

4.4  Unsecured Contractual Rights                                 7

ARTICLE V DISTRIBUTIONS		8

5.1 Time of Payment of Benefits	8
5.2 Methods of Payment	8
5.3 Beneficiary Designation	9
5.4 Suspension of Distributions on
Insolvency of Employer	10
5.5 Suspension of Installment
Distributions Upon Reinstatement	10

ARTICLE VI PLAN ADMINISTRATION		10

6.1 Appointment of the Committee	10
6.2 Powers and Responsibilities of the
Committee	11
6.3 Liabilities	11
6.4 Claims and Review Procedure	12

ARTICLE VII    AMENDMENT AND TERMINATION OF THE PLAN                           15
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7.1  Amendment of the Plan                                  15

7.2  Termination of the Plan                                15

ARTICLE VIII MISCELLANEOUS		15

8.1 Governing Law	15
8.2 Headings and Gender	15
8.3 Participant’s Rights; Acquittance	15
8.4 Spendthrift Clause	16
8.5 Counterparts	16
8.6 No Enlargement of Employment
Rights	16
8.7 No Guarantee	16
8.8 Limitations on Liability	16
8.9 Incapacity of Participant or
Beneficiary	16
8.10 Corporate Successors	16

SIGNATURES	17

INTRODUCTION

The purpose of this Plan is to permit a select group of management or highly compensated employees of Old National Bancorp or its Subsidiaries (the “Employer”) to elect to defer compensation from the Employer or receive contributions from the Employer without regard to the limitations imposed by the Internal Revenue Code of 1986, as amended, on the benefits which may accrue to such employees under the Old National Bancorp Employee Stock Ownership and Savings Plan and the Old National Bancorp Employees’ Retirement Plan. It is the intention of the Employer that the Plan shall constitute (i) an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and (ii) a plan of deferred compensation for purposes of Section 409A of such Code.

ARTICLE I

DEFINITIONS

Whenever the initial letter of a word or phrase is capitalized herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context:

1.1 “Adjustment” means the net increases and decreases in the value of the Individual Account of each Participant as described in Article IV.

1.2 “Board” means the Board of Directors of Old National Bancorp.

1.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

1.4 “Committee” means the Compensation Committee of the Board, or a duly authorized officer of the Employer empowered by such Committee to act on its behalf, responsible for administering the Plan, as described in Section 6.2.

1.5 “Compensation”, for the purposes of this Plan, means the Participant’s Compensation as defined in and calculated for purposes of the Stock Ownership and Savings Plan for the same calendar year without regard to any limitations on the amount of such Compensation imposed on such Stock Ownership and Savings Plan by Code Section 401(a) (17).

1.6 “Disabled” or “Disability” means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. For purposes of this section, a Participant who, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Employer shall be deemed to be Disabled. The Committee shall be the sole and final judge of Disability, as defined herein, after consideration of such evidence as it may require, including the reports of such physician or physicians as it may designate.

1.7 “Discretionary Employer Contributions” means contributions made to the Plan by the Employer for the Plan Year in accordance with the provisions of Section 3.3(b) and allocated to a Participant’s Individual Account. Although the term “contribution” is used herein for ease of reference, credits to Participants’ Individual Accounts under the Plan are merely credits to a bookkeeping account.

1.8 “Effective Date” of the Plan means January 1, 2005.

1.9 “Employee” means any person who is employed by the Employer or by a Subsidiary as a salaried or commissioned executive employee.

1.10 “Employer” means Old National Bancorp and its Subsidiaries.

1.11 “Employer Matching Contributions” means contributions made to the Plan by the Employer for the Plan Year in accordance with the provisions of Section 3.3(a) and allocated to a Participant’s Individual Account. Although the term “contribution” is used herein for ease of reference, credits to Participants’ Individual Accounts under the Plan are merely credits to a bookkeeping account.

1.12 “Individual Account” means the individual bookkeeping account maintained for each Participant in accordance with the terms of the Plan.

1.13 “Participant” means an Employee who is eligible to participate in the Plan pursuant to the provisions of Article II of the Plan and who has not been declared ineligible to participate in the Plan by the Compensation Committee of the Board.

1.14 “Plan” means the 2005 Executive Deferred Compensation and amendments thereto.

1.15 “Plan Year” means the twelve (12) month period beginning January 1 and ending December 31.

1.16 “Salary Deferral Contributions” means contributions made to the Plan pursuant to Section 3.1 by the Employer, at the election of the Participant, in lieu of cash Compensation, under a Compensation Deferral Election (as defined in Section 3.2) between the Participant and the Employer. Although the term “contribution” is used herein for ease of reference, credits to Participants’ Individual Accounts under the Plan are merely credits to a bookkeeping account.

1.17 “Stock Ownership and Savings Plan” means the Old National Bancorp Employee Stock Ownership and Savings Plan, as amended from time to time.

1.18 “Subsidiary” or “Subsidiaries” means any corporation more than fifty percent (50%) of whose total combined voting stock of all classes is held by the Employer or by another corporation qualifying as a Subsidiary within this definition.

1.19 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent [as defined in Code Section 152(a)] of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee shall be the sole and final judge of Unforeseeable Emergency, as defined herein, after consideration of such evidence as it may require, including the financial statements and records of the Participant.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

An Employee shall be eligible to participate in the Plan for a Plan Year for purposes of making Salary Deferral Contributions pursuant to Section 3.1 if he or she satisfies, prior to the beginning of that Plan Year, the eligibility requirements established by the Committee in its sole and absolute discretion for that Plan Year for purposes of making such contributions to the Plan.

An Employee shall be eligible to participate in the Plan for a Plan Year for purposes of receiving either Employer Matching Contributions pursuant to Section 3.3 (a) or Discretionary Employer Contributions pursuant to Section 3.3 (b) if he or she has “Excess Compensation” for such Plan Year. For purposes of the Plan “Excess Compensation” means Compensation in excess of the applicable dollar limitation in effect for a Plan Year under Code Section 401(a) (17).

An Employee who becomes eligible to participate in the Plan for a Plan Year shall not automatically be eligible to participate in the Plan for any subsequent Plan Year. The Committee shall annually determine the continuing eligibility of an Employee for participation in the Plan for any subsequent Plan Year following the Plan Year in which the Employee first becomes eligible to participate in the Plan.

An Employee who has been declared ineligible to participate in the Plan by the Compensation Committee of the Board shall not become a Participant in the Plan notwithstanding any other provision of the Plan to the contrary.

ARTICLE III

CONTRIBUTIONS AND ALLOCATIONS

3.1 Participant Salary Deferral Contributions.

(a)	Amount of Contribution. Subject to the limitations set forth in subsection (b) of this Section 3.1, the Employer shall credit, as Salary Deferral Contributions on behalf of each Participant (excluding a Limited Participant) under the Plan for the Plan Year, such percentage of such Participant’s Compensation as may be elected by the Participant prior to the beginning of each Plan Year on a form provided by the Committee for this purpose. In the case of the first Plan Year in which an Employee becomes a Participant, however, the foregoing election may be made no later than thirty (30) days after the date the Employee is initially eligible to participate in the Plan, with respect to services to be performed after the date of the election, and such election shall commence with respect to Compensation paid for the first payroll period which begins after the effective date of the election. Such deferral percentage shall remain in effect for each Plan Year thereafter until or unless another deferral percentage is elected by the Participant prior to the beginning of a subsequent Plan Year on a form provided by the Committee for this purpose.

(b)	Limit on Contributions. The amount of a Participant’s Compensation that may be subject to Salary Deferral Contributions for a Plan Year may not exceed twenty-five percent (25%) of such Participant’s Compensation for such Plan Year. It is noted that pursuant to subsection (d), for any Plan Year, a Participant (excluding a Limited Participant) may defer up to seventy-five percent (75%) of any annual bonus under the Old National Executive Short Term Incentive Plans (“Short Term Incentive Plans”). As a result, the twenty-five percent (25%) of Compensation limitation on Salary Deferral Contributions shall be calculated by the Committee without regard to any bonus or other form of payment under the Short Term Incentive Plans.

(c)	Timing of Contributions. Salary Deferral Contributions for the benefit of a Participant for any Plan Year shall be made to the Plan by the Employer as soon as administratively feasible following the date as of which such amounts would otherwise have been paid to the Participant.

(d)	Deferral of Bonuses under Short Term Incentive Plans. In addition to the Salary Deferral Contributions described in subsection (a) and notwithstanding the limitations on the amount of Salary Deferral Contributions imposed by subsection (b), for each Plan Year the Employer shall also credit, as a Salary Deferral Contribution, such whole percentage, not to exceed seventy-five percent (75%), of a Participant’s annual bonus under the Short Term Incentive Plans as may be elected by the Participant (excluding a Limited Participant). The Participant must specify the whole percentage, not to exceed seventy-five percent (75%), of the annual bonus to be treated as a Salary Deferral Contribution, including any changes to such percentage, no later than December 31 of the Plan Year prior to the Plan Year during which the services are to be performed with respect to which such bonus is based. In the event the Participant fails to specify the foregoing percentage prior to December 31 of any Plan Year the percentage for the following Plan Year shall be deemed to be zero percent (0%). All Salary Deferral Contributions under this subsection (d) shall be made on a Bonus Deferral Election prescribed by the Committee for this purpose, which election form may be either separate from or a component of the Compensation Deferral Election described in Section 3.2. That portion of a bonus which is treated as a Salary Deferral Contribution for a Plan Year shall be credited to a Participant’s Individual Account as of the time prescribed for the payment of annual bonuses under the Short Term Incentive Plans.

3.2 Compensation Deferral Election. As a condition to the Employer’s obligation to credit Salary Deferral Contributions for the benefit of a Participant pursuant to Section 3.1, the Participant must execute a Compensation Deferral Election with the Employer, on such forms as shall be prescribed by the Committee for this purpose, in which it is requested that the Employer withhold payment of a portion of the Participant’s Compensation, as elected by the Participant, and credit such withheld amount to the Participant’s Individual Account at the times set forth in the Plan. Except as otherwise provided in Section 3.1(a) with respect to a Participant’s initial year of participation under the Plan, the Compensation Deferral Election for any Plan Year must be executed and delivered by the Participant to the Employer prior to the first day of the Plan Year in which are to be performed the services to which the Compensation Deferral Election relates. The Participant’s election to defer a portion of his or her Compensation for a Plan Year, once made, shall be irrevocable for such year, except that upon written application by a Participant the Committee, in its sole discretion, may waive the Participant’s election to defer Compensation if the Participant has suffered an Unforeseeable Emergency which results in a severe financial hardship. Such waiver shall apply to the portion of the Plan Year remaining after the Committee’s determination that the Participant has suffered a severe financial hardship. The effective date of the waiver shall be fixed by the Committee after application by the Participant under such procedures as may be fixed by the Committee. The Participant’s application shall include a signed statement of the facts causing financial hardship and any other facts required by the Committee in its discretion. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case; however, the Committee shall not grant any waiver of a Participant’s deferral election to the extent that his or her hardship may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of salary deferral contributions under the Stock Ownership and Savings Plan. An unforeseeable emergency shall not include the need to send the Participant’s child to college or the desire to purchase a home. The foregoing provisions of this paragraph shall also apply to bonuses under the Short Term Incentive Plans which are the subject of a Bonus Deferral Election. Any waiver of a bonus deferral must be made by the Committee prior to the time the bonus to which the Bonus Deferral Election relates is payable.

3.3 Employer Contributions.

(a)	Matching Contributions. The Employer shall make Employer Matching Contributions under the Plan for a Plan Year to the Individual Account of each Employee who is eligible for same for such Plan Year under the applicable provisions of Article II. The amount of such Employer Matching Contribution for a Participant for a Plan Year shall be equal to (A) minus (B), where: (A) is the sum of (i) the amount of the elective salary deferral contributions made by the Participant for the Plan Year to the Stock Ownership and Savings Plan, if any, plus (ii) the amount of the Salary Deferral Contributions made by the Participant for the Plan Year to the Plan, if any, such sum in no event to exceed four percent (4%) of the Participant’s Compensation for the Plan Year, without limitation under Code Section 401(a)(17); and (B) is the amount of the Employer’s matching contribution made to the Stock Ownership and Savings Plan for the Plan Year on behalf of the Participant, if any. Notwithstanding any provision of the Plan to the contrary, an otherwise eligible Participant shall not receive an allocation under the Plan of an Employer Matching Contribution for a Plan Year in the event that for such Plan Year he or she made no elective salary deferral contributions to the Stock Ownership and Savings Plan and no Salary Deferral Contributions to the Plan.

(b)	Discretionary Employer Contributions. In addition to any Employer Matching Contributions made to the Plan under subsection (a), the Employer may, but shall not be required to, make Discretionary Employer Contributions under the Plan for a Plan Year to the Individual Account of each Employee who is eligible for same for such Plan Year under the applicable provisions of Article II. The amount of such Discretionary Employer Contribution for a Participant for a Plan Year shall be the amount of the Employer’s discretionary or profit sharing contribution to the Stock Ownership and Savings Plan on behalf of the Participant, if any, which could not be allocated to the Participant’s individual account under that plan due to the Participant’s Excess Compensation for the Plan Year.

(c)	Timing of Contributions. Employer Matching and Discretionary Employer Contributions made for the benefit of a Participant for any Plan Year shall be credited to a Participant’s Individual Account at the same time(s) as matching and discretionary employer contributions, respectively, are allocated to Participants’ accounts under the Stock Ownership and Savings Plan.

3.4 Allocation of Contributions and Adjustments.

(a)	Individual Account. The Committee shall establish and maintain on behalf of each Participant a bookkeeping account, to be known as the Individual Account, to which the Committee shall credit as soon as administratively feasible all amounts allocable to each Participant’s Individual Account pursuant to this Article III.

(b)	Determinations of Adjustments. In addition to the contribution allocations made pursuant to Sections 3.1 and 3.3, the Committee shall determine the Adjustments allocable to the Individual Account during the applicable Plan Year pursuant to Section 4.2.

(c)	Allocation of Adjustments. All Adjustments attributable to an Individual Account shall be allocated daily except for hypothetical investment credits attributable to the Index Fund (described in Section 4.1), which shall be accrued on a daily basis but allocated as of the last day of each calendar month.

ARTICLE IV

INVESTMENT OF CONTRIBUTIONS

4.1 Investment Options. A Participant may elect, on an electronic or manual investment election platform provided by the Committee for this purpose, to hypothetically invest his or her Individual Account, in whole percentages not to exceed one hundred percent (100%), in one or both of the following options: (i) a Company Stock Fund; or (ii) an Index Fund. An investment election, once made, shall remain in effect until superseded by a subsequent investment election made by the Participant. Any investment election may be prospectively changed by a superseding investment election as of any day during the Plan Year. In the absence of an initial investment election, Individual Accounts shall automatically be deemed invested in the Index Fund. For purposes of this Section 4.1, the Company Stock Fund is a hypothetical investment account which purchases only common stock of Old National Bancorp; and the Index Fund is a hypothetical investment account with a rate of return based on a recognized market index, as determined by the Committee in its sole and absolute discretion prior to each Plan Year. The Committee, in its sole and absolute discretion, may determine the rate of return of the hypothetical Index Fund by using any formula or other methodology it deems prudent and the Committee may, in its sole and absolute discretion, change such formula or other methodology at any time and from time to time as it deems prudent to do so; provided, however, no such change shall be applied retroactively if such application would result in a reduction of the rate of return in effect for a Plan Year.

4.2 Crediting of Adjustments. On a daily basis the Individual Account of each Participant shall be credited with the sum of: (1) the balance credited to such Account as of the end of the preceding day; (2) the contributions to be allocated that day to such Account; (3) the distributions from such Account, if any, on that day; and (4) the hypothetical investment credits under Section 4.1 attributable to the Company Stock Fund, including stock dividends and splits, allocable to such Account. On a monthly basis, as of the last day of the calendar month, the Individual Account of each Participant shall be credited with the hypothetical investment credits under Section 4.1 allocable to such Account.

4.3 Notification to Participants. For each Plan Year, as soon as administratively feasible, and in no event later than the due date of the Participant’s Bonus Deferral Election under Section 3.1 or Compensation Deferral Election under Section 3.2 for such Plan Year, the Committee shall notify each Participant of the recognized market index selected for such Plan year by the Committee for purposes of the hypothetical Index Fund under Section 4.1.

4.4 Unsecured Contractual Rights. The Plan at all times shall be unfunded and shall constitute a mere promise by the Employer to make benefit payments in the future. Notwithstanding any other provision of this Plan, neither a Participant nor his designated beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Employer prior to the time benefits are paid as provided in Article V, including any Compensation deferred hereunder by the Participant. All rights created under this Plan shall be mere unsecured contractual rights of the Participant against the Employer.

ARTICLE V

DISTRIBUTIONS

5.1 Time of Payment of Benefits. All amounts credited to a Participant’s Individual Account, including any Adjustments credited in accordance with Section 4.2, shall be distributed, if payable in a single lump sum, or shall commence to be distributed, if payable in annual installments, in the month of January following the date as of which the Participant incurs a distributable event (as defined herein). Subsequent installments shall be paid each January thereafter until exhausted. For all purposes under the Plan, a distributable event with respect to each Participant shall occur on the earliest of the following dates: (i) the Participant’s death while actively employed, (ii) the date on which the Committee makes a determination that the Participant is Disabled; (iii) the occurrence of an Unforeseeable Emergency; (iv) to the extent provided by the Secretary of Treasury and provided that the Plan is not continued as described in Section 8.10, a change in the ownership or effective control of the Employer or in the ownership of a substantial portion of the assets of the Employer; or (v) the Participant’s separation from service as determined by the Secretary of Treasury. For purposes of the preceding distributable event (v), in the case of a “key employee” [as defined in Code Section 416(i)] of the Employer, distributions may not be made earlier than six (6) months after the date of separation from service. For purposes of the preceding distributable event (iii), as determined under Treasury regulations, the amounts distributed with respect to an emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship to the Participant).

5.2 Methods of Payment. A Participant’s Individual Account shall be distributed in cash only to the Participant, or to his designated beneficiary in the event of his death, in one of the following methods effectively elected by the Participant in his Benefit Election Form as described in (c) below:

(a) A single lump sum; or

(b)	Annual installments payable over a period of anywhere from two (2) to ten (10) years, as selected by the Participant.

(c)	A Participant’s election of the form in which his benefits hereunder shall be distributed must be made by delivering a Benefit Election Form to the Committee at the time of his or her initial compensation or bonus deferral election under the Plan. If the Participant does not elect a form of distribution, or such election is not properly made, the Participant’s Individual Account balance shall be paid in the form of single lump sum.

(d)	Except as otherwise provided in Section 5.5, a Benefit Election Form is irrevocable once Plan benefits are paid or commence to be paid. Prior thereto a Benefit Election Form is revocable by the Participant and may be superseded by delivering a new Benefit Election Form to the Committee; provided, however, that: (i) any subsequent Benefit Election Form may not take effect until at least twelve (12) months after the date on which the election is made; (ii) in the case of a subsequent election related to the Participant’s separation from service or a change in the ownership or effective control of the Employer or in the ownership of a substantial portion of the Employer’s assets, the first payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and (iii) no subsequent Benefit Election Form may be made less than twelve (12) months prior to the date of the first regularly scheduled payment under the Plan.

(e)	A Benefit Election Form must be fully completed, dated, signed by the Participant and timely delivered to the Committee, or to any individual designated by the Committee to receive such forms on its behalf, in order to be of full force and effect. Any such form which is incomplete, undated, unsigned or untimely delivered shall be of no force or effect.

(f)	In the event a Participant elects an annual installment method, the initial annual installment amount will be the Individual Account balance, determined as of the end of the preceding Plan Year, otherwise payable in a single sum multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of years, two (2) through ten (10), over which the installments shall be paid, as selected by the Participant. Subsequent annual installments will also be a fraction of the unpaid Individual Account balance determined as of the end of the preceding Plan Year, the numerator of which is always one (1) but the denominator of which is the denominator used in calculating the previous installment minus one (1). For example, if the Participant elects an installment payment of his account over a three (3) year period, the initial installment will be one-third (1/3) of the single sum account balance, the second installment will be one-half (1/2) of the remaining account balance and the third and final installment will be the entirety (1/1) of the remaining account balance.

5.3 Beneficiary Designation. A Participant may designate one or more primary or contingent beneficiaries for the receipt of any death benefit payable on his behalf from the Plan. Such designation must be in writing on a Beneficiary Designation Form prepared by the Committee for this purpose. To be effective a Beneficiary Designated Form must be fully completed, dated, signed by the Participant and delivered to the Committee prior to the date of the Participant’s death. Any such form which is incomplete, undated, unsigned by the Participant or untimely delivered to the Committee shall be of no force or effect. If the Participant fails to designate a beneficiary, or if such designation shall for any reason be illegal or ineffective, or if no designated beneficiary survives the Participant, his benefits under the Plan shall be paid: (i) to his surviving spouse; (ii) if there is no surviving spouse, to his descendants (including legally adopted children or their descendants) per stirpes; (iii) if there is neither a surviving spouse nor surviving descendants, to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law; or (iv) in the event that there shall be no such representative duly appointed and qualified within thirty (30) days after the date of death, would be entitled to share in the distribution of the Participant’s estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute. The Committee may determine the identity of the distributees, and in so doing may act and rely upon any information it may deem reliable upon reasonable inquiry, and upon any affidavit, certificate, or other paper believed by it to be genuine, and upon any evidence believed by it to be sufficient.

5.4 Suspension of Distributions on Insolvency of Employer. The Employer shall cease the payments of benefits to Participants and their beneficiaries if the Employer is Insolvent. For purposes of the Plan, the Employer shall be considered “Insolvent” if:

(i) it is unable to pay its debts as they become due; or

(ii)	it is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

During such period, the Employer shall hold the assets of the Plan, if any, for the benefit of the Employer’s general creditors. Nothing in this Plan shall in any way diminish any rights of Participants and their designated beneficiaries as general creditors of the Employer with respect to benefits due under the Plan or otherwise. The Employer shall resume the payment of benefits to Participants or their beneficiaries in accordance with the preceding provisions of this Article V upon the termination of its Insolvency. Provided there are sufficient assets, if the Employer discontinues the payment of benefits pursuant to this Section 5.4 and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their beneficiaries under the terms of the Plan for the period of such discontinuance.

5.5 Suspension of Installment Distributions Upon Reinstatement. If a former salaried executive Employee of the Employer who is receiving annual installments pursuant to Section 5.2(b) is re-employed as a salaried executive Employee of the Employer and designated by the Committee as an eligible Participant in the Plan pursuant to Article II upon such re-employment, then the distribution of the remaining unpaid installments as of such reinstatement shall be suspended. Such unpaid installments shall not thereafter be distributed until such Participant incurs another distributable event, as described in Section 5.1, subsequent to such reinstatement. Upon the occurrence of such subsequent distributable event the unpaid installments shall be distributed in accordance with the provisions of this Article V in effect as of, and based on the Participant’s Benefit Election Form for, such subsequent distributable event.

ARTICLE VI

PLAN ADMINISTRATION

6.1 Appointment of the Committee. The Compensation Committee of the Board, or a duly authorized officer of the Employer empowered by the Committee to act on its behalf, shall be responsible for administering the Plan, and the Committee shall be charged with the full power and the responsibility for administering the Plan in all its details.

6.2 Powers and Responsibilities of the Committee.

(a)	The Committee shall have all powers necessary administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits or withdrawal under the Plan; to resolve any claim for benefits in accordance with Section 6.4, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding. All actions by the Committee shall be taken pursuant to uniform standards applied to all persons similarly situated.

(b)	Records and Reports. The Committee shall be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan, and the Compensation of each Participant for purposes of determining the amount of contributions that may be made by or on behalf of the Participant under the Plan.

(c)	Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee shall be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant or beneficiary, the Employer or the legal counsel of the Employer.

(d)	Application and Forms for Benefits. The Committee may require a Participant or beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s or beneficiary’s current mailing address.

(e)	Delegation. The Committee may authorize one or more officers of the Employer to perform administrative responsibilities on its behalf under the Plan. Any such duly authorized officer shall have all powers necessary to carry out the administrative duties delegated to such officer by the Committee.

6.3 Liabilities. The individual members of the Committee shall be indemnified and held harmless by the Employer with respect to any alleged breach of responsibilities performed or to be performed hereunder.

6.4 Claims and Review Procedure.

(a)	Procedures Governing Benefit Claims. A “Benefit Claim” means a request for a Plan benefit or benefits, made by a Claimant or by an authorized representative of a Claimant, which complies with the Plan’s procedures for making benefit claims. “Claimant” means a Participant, a surviving spouse of a Participant, a Beneficiary, or an Alternate Payee, who is claiming entitlement to the payment of any benefit under the Plan.

(b)	Notification of Benefit Determinations. The Committee will notify a Claimant, in accordance with subsection (c) below, of the Plan’s benefit determination within a reasonable period of time after the termination of a Participant’s employment or after the Committee’s receipt of a Benefit Claim, but not later than 90 days (45 days in the case of a Disability Claim) after receipt of the Benefit Claim by the Committee. If special circumstances require an extension of time for processing the Benefit Claim, the Committee will notify the Claimant of the extension prior to the termination of the initial period described above. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make the benefit determination. In no event will the extension exceed a period of 90 days from the end of the initial period.

In the case of a Disability Claim, the extension period will not exceed 30 days, unless prior to the end of first 30-day extension period, the Committee determines that, due to matters beyond its control, a decision cannot be rendered within the extension period, in which case the period for making the determination may be extended for an additional 30 days. Every Disability Claim notice will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, the additional information needed to resolve those issues and the Claimant’s right to provide the specified information within 45 days. If the extension is in effect due to the Claimant’s failure to submit information necessary to decide a Disability Claim, the period for making the benefit determination will be tolled from the date on which the notice of the extension is sent to the Claimant until the date on which the Claimant responds to the request for information. The term “Disability Claim” means a request for a Plan benefit made by a Claimant due to the purported Disability of a Plan Participant.

(c)	Manner and Content of Notification of Benefit Determinations. All notices given by the Committee under the Plan will be given to a Claimant, or to his authorized representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide a Claimant with either a written or an electronic notice of the Plan’s benefit determination. Any electronic notification will comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv). In the case of an Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the Claimant:

(i) The specific reasons for the adverse determination;

(ii) Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based;

(iii) A description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary;

(iv) For a Disability Claim, the identification of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with Claimant’s Adverse Benefit Determination, without regard to whether the advice was relied upon; and

(v) A description of the Plan’s review procedures and the time limits applicable to such procedures.

(d)	Appeal of Adverse Benefit Determinations. A Claimant who receives an Adverse Benefit Determination and desires a review of that determination must file, or his authorized representative must file on his behalf, a written request for a review of the Adverse Benefit Determination, not later than 60 days (180 days for a Disability Claim) after receiving the determination.

The written request for a review must be filed with the Committee. Upon receiving the written request for review, the Committee will advise the Claimant, or his authorized representative, in writing that:

(i) The Claimant, or his authorized representative, may submit written comments, documents, records, and any other information relating to the claim for benefits; and

(ii) The Claimant will be provided, upon request of the Claimant or his authorized representative, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, without regard to whether those documents, records, and information were considered or relied upon in making the Adverse Benefit Determination that is the subject of the appeal.

(e)	Benefit Determination on Review. All appeals by a Claimant of an Adverse Benefit Determination will receive a full and fair review by an appropriate named fiduciary of the Plan. In the case of a Disability Claim, the named fiduciary will not be: (i) the party who made the Adverse Benefit Determination that is the subject of the appeal, nor (ii) the subordinate of that party. In performing this review for a Disability Claim, the named fiduciary will take into account all comments, documents, records, and other information submitted by the Claimant (or the Claimant’s authorized representative) relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination, and will not afford deference to the initial Adverse Benefit Determination. For a Disability Claim, the named fiduciary will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who was not consulted in connection with the Adverse Benefit Determination and who is not the subordinate of such an individual if the named fiduciary believes that such a consultation is necessary to properly complete the review process.

(f)	Notification of Benefit Determination on Review. The Committee will notify a Claimant, in accordance with subsection (g) below, of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days (45 in the case of a Disability Claim) after the Plan’s receipt of the Claimant’s request for review of an Adverse Benefit Determination. If, however, special circumstances require an extension of time for processing the review by the named fiduciary, the Claimant will be notified, prior to the termination of the initial 60 (or 45) day period, of the special circumstances requiring the extension and the date by which the Plan expects to render the Plan’s benefit determination on review, which will not be later than 120 days (90 days in the case of a Disability Claim) after receipt of a request for review. Provided, however, in the case of a Plan with a Committee or other group designated as the appropriate named fiduciary that holds regularly scheduled meetings at least quarterly, the time limit of this subsection will be modified in accordance with 29 CFR 2560.503-1(i)(1)(ii) or 29 CFR 2560.503-1(i)(3)(ii), whichever is applicable.

If the extension period is in effect for a Disability Claim but the extension is due to the Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review will be tolled from the date on which notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(g)	Manner and Content of Notification of Benefit Determination on Review. The Committee will provide a Claimant with notification of its benefit determination on review in a method described in subsection (c) above.

In the case of an Adverse Benefit Determination on review, the notification must set forth, in a manner calculated to be understood by the Claimant:

(a)	The specific reasons for the adverse determination on review;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based;

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those records were considered or relied upon in making the Adverse Benefit Determination on review, including any reports, and the identities, of any experts whose advice was obtained.

(h)	Court Action. No Participant or beneficiary shall have the right to seek judicial review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits, prior to filing a claim for benefits and exhausting his rights to review under this Section 6.4.

ARTICLE VII

AMENDMENT AND TERMINATION OF THE PLAN

7.1 Amendment of the Plan. The Employer shall have the right at any time by action of the Board to modify, alter or amend the Plan in whole or in part.

7.2 Termination of the Plan. The Employer reserves the right at any time by action of the Board to terminate the Plan by resolution of the Board or to reduce or cease future contributions under the Plan at any time.

ARTICLE VIII

MISCELLANEOUS

8.1 Governing Law. The Plan shall be construed, regulated and administered according to the laws of the State of Indiana, except in those areas preempted by the laws of the United States of America in which case such laws will control.

8.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and shall not affect the construction of the provisions hereof. In any necessary construction the masculine shall include the feminine and the singular the plural, and vice versa.

8.3 Participant’s Rights; Acquittance. No Participant shall have any right or interest in or to the Employer’s assets other than as specifically provided herein.

8.4 Spendthrift Clause. No benefit or interest available hereunder will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s designated beneficiary, either voluntarily or involuntarily.

8.5 Counterparts. This Plan may be executed in any number of counterparts, each of which shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

8.6 No Enlargement of Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Employer and any person, nor shall the Plan be deemed to give any person the rights to be retained in the employ of the Employer or limit the right of the Employer to employ or discharge any person with or without cause, or to discipline any Employee.

8.7 No Guarantee. Neither the Committee nor the Employer in any way guarantees the amounts credited under the Plan from loss or depreciation, nor the payment of any money or other assets which may be or become due to any person from the Plan. No Participant shall have any recourse against the Employer or the Committee if the Employer’s assets are insufficient to provide benefits under the Plan.

8.8 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, none of the Employer, the Committee and each individual acting as an employee or agent of any of them shall be liable to any Participant, Employee or beneficiary for any claim, loss, liability or expense incurred in connection with the Plan, except when the same shall have been judicially determined to be due to the gross negligence or willful misconduct of such person.

8.9 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative), then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Employer may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Employer and the Plan therefor.

8.10 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Employer or by the merger or consolidation of the Employer into or with any other corporation or other entity (“Transaction”), but the Plan shall be continued after the Transaction only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that such transferee, purchaser or successor entity sponsors a non-qualified deferred compensation plan for its executive employees the Individual Account balances under this Plan may as part of the Transaction be transferred to such other plan, and the payment of the benefit liabilities of this Plan may be transferred to such other plan and become liabilities of such transferee, purchaser or successor entity, as set forth in the definitive agreement entered into by the Employer in connection with the Transaction.

SIGNATURES

IN WITNESS WHEREOF, the Employer has caused this 2005 Executive Deferred Compensation Plan to be executed by its duly authorized officers this 10th day of December, 2004, but effective as of January 1, 2005.

OLD NATIONAL BANCORP

By: /s/ Allen R. Mounts

ATTEST:

By: /s/ G. Michael Ledbetter